EXHIBIT 99.2
THE ISSUANCE AND SALE OF THIS DEBENTURE HAS BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR APPLICABLE STATE SECURITIES LAWS. THE DEBENTURE MAY NOT BE OFFERED FOR SALE, SOLD, TRANSFERRED OR ASSIGNED (I) IN THE ABSENCE OF (A) AN EFFECTIVE REGISTRATION STATEMENT FOR THE DEBENTURE UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR (B) AN OPINION OF COUNSEL (WHICH COUNSEL SHALL BE SELECTED BY THE HOLDER), IN A GENERALLY ACCEPTABLE FORM, THAT REGISTRATION IS NOT REQUIRED UNDER SAID ACT OR (II) UNLESS SOLD PURSUANT TO RULE 144 OR RULE 144A UNDER SAID ACT.
PURSUANT TO THE SUBSCRIPTION AGREEMENT DATED AS OF APRIL 17, 2017 BY AND BETWEEN BESPOKE EXTRACTS, INC. AND THE SUBSCRIBER, THE SECURITIES WHICH ARE REPRESENTED BY THIS CERTIFICATE MAY NOT BE OFFERED, SOLD, SOLD SHORT OR OTHERWISE DISPOSED OF, EXCEPT IN ACCORDANCE WITH THE TERMS AND CONDITIONS SET FORTH IN THE SUBSCRIPTION AGREEMENT BY AND BETWEEN THE HOLDER HEREOF AND BESPOKE EXTRACTS, INC.

Principal Amount:	$540,000.00	Issue Date:	April 11, 2017
Purchase Price:	$360,000.00

CONVERTIBLE DEBENTURE
FOR VALUE RECEIVED, Bespoke Extracts, Inc., a Nevada corporation (hereinafter called the “Borrower”), hereby promises to pay to the order of McGlothlin Holdings Ltd. or registered assigns (the “Holder”) the sum of $540,000.00 (the “Principal Amount”), on April 10, 2019 the (“Maturity Date”). This convertible debenture (the “Debenture”) may not be prepaid in whole or in part absent the Holder’s prior written consent. Any amount of principal on this Debenture which is not paid when due shall bear interest at the rate of nine percent (9%) per annum from the due date thereof until the same is paid (“Default Interest” and together with the Principal Amount, the “Principal”). Default Interest shall commence accruing on the date that the Debenture is fully paid and shall be computed on the basis of a 365-day year and the actual number of days elapsed. All payments due hereunder shall be made in lawful money of the United States of America. All payments shall be made at such address as the Holder shall hereafter give to the Borrower by written notice made in accordance with the provisions of this Debenture. Whenever any amount expressed to be due by the terms of this Debenture is due on any day which is not a business day, the same shall instead be due on the next succeeding day which is a business day and, in the case of any interest payment date which is not the date on which this Debenture is paid in full, the extension of the due date thereof shall not be taken into account for purposes of determining the amount of interest due on such date. As used in this Debenture, the term “business day” shall mean any day other than a Saturday, Sunday or a day on which commercial banks in the city of New York, New York are authorized or required by law or executive order to remain closed.
This Debenture is free from all taxes, liens, claims and encumbrances with respect to the issue thereof and shall not be subject to preemptive rights or other similar rights of shareholders of the Borrower.
The following terms shall apply to this Debenture:
ARTICLE I.   CONVERSION INTO COMMON STOCK
1.1     Voluntary Conversion. Subject to and upon compliance with the provisions of Sections through 1.5 of this Debenture, at any time while this Debenture is outstanding, the Holder shall have the right, at its option, to convert all or a part of the outstanding Principal into such number of shares of common stock, par value $0.001 per share (the “Common Stock) equal to the result of dividing the Principal of this Debenture to be converted by the lower of (i) three dollars ($3.00) and (ii) forty percent (40%) of the volume weighted average price (“VWAP”) for the thirty (30) trading days immediately preceding the Conversion Date (defined below) (as may be adjusted for stock splits, stock dividends, subdivisions or combinations of, or similar transactions in, the Common Stock, the “Conversion Price”); provided, however that the Conversion Price shall not be less than one dollar ($1.00).

1.2     Reduction of Principal. The Principal due hereunder shall automatically be reduced by the amount of Principal that has previously been converted pursuant to Section 1.1 hereof. For purposes of the calculation of Default Interest payable on this Debenture, such reduction of Principal shall be deemed to have occurred as of the date of such conversion.
1.3     Conversion Mechanics. In order to exercise its voluntary conversion rights pursuant to Article I of this Debenture, the Holder shall deliver a written notice of election to convert sent by overnight courier or registered mail (the “Conversion Notice”) setting forth the amount of Principal the Holder is electing to convert, duly completed and signed, to the Company. Each conversion shall be deemed to have been effected immediately prior to the close of business on the first business day following the date that the Conversion Notice is sent to the Company (the “Conversion Date”), and the Holder shall be deemed to have become the holder of record of the shares of Common Stock at such time and on such date.
1.4     Delivery of Certificate(s). As promptly as practicable after delivery by the Holder of the Conversion Notice and in any event within two (2) business days after such delivery, the Company shall issue and deliver to the Holder a certificate or certificates for the number of full shares of Common Stock. In the event that less than the total Principal under this Debenture is converted pursuant to this Article I, the Company shall, simultaneously with the issuance of certificates for the shares of Common Stock issuable upon conversion of all or part of this Debenture, cause the Company to issue and deliver to the Holder (or in accordance with the instructions of the Holder) a new Debenture for the balance of the Principal not so converted. All shares of Common Stock delivered upon conversion of all or part of this Debenture will, upon delivery in accordance with the provisions hereof, be duly and validly issued and fully paid and nonassessable, free of all liens and charges and not subject to any preemptive rights.
1.5     Fractional Shares. No fractional shares or securities representing fractional shares of Common Stock shall be issued upon conversion of all or part of this Debenture. Any fractional interest in a share of Common Stock resulting from conversion of all or part of this Debenture shall be, at the election of the Company, either (i) paid in cash (computed to the nearest cent) equal to such fraction multiplied by the Conversion Price on the date of such conversion or (ii) rounded up to the nearest whole share of Common Stock.
ARTICLE II.   CERTAIN COVENANTS
2.1     Revenue Sharing and Financing. The Holder shall be entitled to receive five percent (5%) of the greater of (i) every dollar the Borrower raises through any financing or (ii) every dollar of revenue generated by the Borrower through the earlier of (i) the Maturity Date and (ii) repayment of the Principal in accordance with the terms of this Debenture.
2.2     Negative Covenants. As long as any portion of this Debenture remains outstanding, the Borrower shall not, and shall not permit any of its subsidiaries (whether or not a subsidiary on the Issue Date) to, directly or indirectly:
(a)     other than indebtedness (i) existing as of the Issue Date, or (ii) incurred in the ordinary course of business for trade expenses, exclusive of borrowed money (“Permitted Indebtedness”), enter into, create, incur, assume, guarantee or suffer to exist any indebtedness for borrowed money of any kind, including, but not limited to, a guarantee, on or with respect to any of its property or assets now owned or hereafter acquired or any interest therein or any income or profits therefrom (other than a guarantee issued with respect to this Debenture).
(b)   other than Permitted Liens (as defined below), enter into, create, incur, assume or suffer to exist any liens, charges or encumbrances of any kind or nature (“Liens”), on or with respect to any of its property or assets now owned or hereafter acquired or any interest therein or any income or profits therefrom, except those which are expressly subordinate to the indebtedness created by the Debentures. “Permitted Lien” means the individual and collective reference to the following: (a) Liens for taxes, assessments and other governmental charges or levies not yet due or Liens for taxes, assessments and other governmental charges or levies being contested in good faith and by appropriate proceedings for which adequate reserves (in the good faith judgment of the management of the Borrower) have been established in accordance with GAAP; (b) Liens imposed by law which were incurred in the ordinary course of the Borrower’s business, such as carriers’, warehousemen’s and mechanics’ Liens, statutory landlords’ Liens, and other similar Liens arising in the ordinary course of the Borrower’s business, and which (x) do not individually or in the aggregate materially detract from the value of such property or assets or materially impair the use thereof in the operation of the business of the Borrower and its consolidated subsidiaries or (y) are being contested in good faith by appropriate proceedings, which proceedings have the effect of preventing for the foreseeable future the forfeiture or sale of the property or asset subject to such Lien; or (c) Liens incurred in connection with Permitted Indebtedness under clause (a) hereunder.

(c)     amend its charter documents, including, without limitation, its articles of incorporation and bylaws, in any manner that materially and adversely affects any rights of the Holder;
(d)     other than Permitted Indebtedness, repay, repurchase or offer to repay, repurchase or otherwise acquire any indebtedness, other than the Debenture, other than (x) regularly scheduled principal and interest payments as such terms are in effect as of the Issue Date, provided that such payments shall not be permitted if, at such time, or after giving effect to such payment, any Event of Default exists or occurs, (y) Permitted Indebtedness, and (z) ordinary trade debt incurred in the ordinary course of business.
(e)     pay cash dividends or cash distributions on any equity securities of the Borrower;
(f)     sell, lease or otherwise dispose of any portion of its assets outside the ordinary course of business, other than de minimis sales, unless Borrower offers to prepay the full amount owed under the Debenture in connection with the closing of any such sale, lease or disposition transaction;
(g)     lend money, give credit or make advances to any person, firm, joint venture or corporation, including, without limitation, officers, directors, employees, subsidiaries and affiliates of the Borrower, except loans, credits or advances (a) in existence or committed on the date hereof and which the Borrower has informed Holder in writing prior to the date hereof, (b) made in the ordinary course of business or (c) not in excess of $10,000; or
(h)     enter into any agreement with respect to any of the foregoing.
ARTICLE III.   EVENTS OF DEFAULT
If any of the following events of default (each, an “Event of Default”) shall occur:
3.1     Failure to Pay Principal Amount or Default Interest. Any default in the payment of the Principal Amount of, Default Interest on or other charges in respect of this Debenture, free of any claim of subordination, as and when the same shall become due and payable whether upon the Maturity Date or by acceleration or otherwise, if Borrower does not pay in full the amount that is due and payable within three (3) business days after delivery of a notice of demand therefor from Holder.
3.2     Breach of Covenants. The Borrower breaches any material covenant or other material term or condition contained in this Debenture.
3.3     Bankruptcy. Receiver or Trustee. The Borrower or any subsidiary of the Borrower shall commence, or there shall be commenced against the Borrower or any subsidiary of the Borrower under any applicable bankruptcy or insolvency laws as now or hereafter in effect or any successor thereto, or the Borrower or any subsidiary of the Borrower commences any other proceeding under any reorganization, arrangement, adjustment of debt, relief of debtors, dissolution, insolvency or liquidation or similar law of any jurisdiction whether now or hereafter in effect relating to the Borrower or any subsidiary of the Borrower or there is commenced against the Borrower or any subsidiary of the Borrower any such bankruptcy, insolvency or other proceeding which remains undismissed for a period of 90 days; or the Borrower or any subsidiary of the Borrower is adjudicated insolvent or bankrupt; or any order of relief or other order approving any such case or proceeding is entered; or the Borrower or any subsidiary of the Borrower suffers any appointment of any custodian, private or court appointed receiver or the like for it or any substantial part of its property which continues undischarged or unstayed for a period of 90 days; or the Borrower or any subsidiary of the Borrower makes a general assignment for the benefit of creditors; or the Borrower or any subsidiary of the Borrower shall call a meeting of its creditors with a view to arranging a composition, adjustment or restructuring of its debts; or the Borrower or any subsidiary of the Borrower shall by any act or failure to act expressly indicate its consent to, approval of or acquiescence in any of the foregoing; or any corporate or other action is taken by the Borrower or any subsidiary of the Borrower for the purpose of effecting any of the foregoing (other than actions to dismiss, terminate or resolve any bankruptcy or similar proceeding).

3.4     Indebtedness Default. The Borrower or any subsidiary of the Borrower shall default in any of its obligations under any other note, debenture or any mortgage, credit agreement or other facility, indenture agreement, factoring agreement or other instrument under which there may be issued, or by which there may be secured or evidenced any indebtedness for borrowed money or money due under any long term leasing or factoring arrangement of the Borrower or any subsidiary of the Borrower in an amount exceeding $5,000, whether such indebtedness now exists or shall hereafter be created and such default shall result in such indebtedness becoming or being declared due and payable prior to the date on which it would otherwise become due and payable, in each of the above instances where such default would have a (i) a material adverse effect on the legality, validity or enforceability of this Debenture (the “Transaction Documents”), (ii) a material adverse effect on the results of operations, assets, business, prospects or condition (financial or otherwise) of the Company and any of its subsidiaries, taken as a whole, or (iii) a material adverse effect on the Company’s ability to perform in any material respect on a timely basis its obligations under any Transaction Document (any of (i), (ii) or (iii), a “Material Adverse Effect”) on the Company’s ability to pay the Debenture on the Maturity Date.
3.5     Liquidation. Any dissolution, liquidation, or winding up of Borrower or any substantial portion of its business.
3.6     Cessation of Operations. Any cessation by Borrower of substantially all of its operations, provided, however, that any disclosure of the Borrower’s ability to continue as a “going concern” shall not be an admission that the Borrower cannot pay its debts as they become due or of a cessation of operations.
3.7     Maintenance of Assets. The failure by Borrower to maintain any material assets which would have a material adverse effect on Borrower’s ability conduct its overall business (whether now or in the future).
Upon the occurrence and during the continuation of any Event of Default specified above, the Debenture shall become immediately due and payable and the Borrower shall pay to the Holder, in full satisfaction of its obligations hereunder, an amount equal to the Default Sum (as defined herein). Upon the occurrence and during the continuation of any Event of Default the Debenture shall become immediately due and payable and the Borrower shall pay to the Holder, in full satisfaction of its obligations hereunder, an amount equal to the sum of (w) the outstanding Principal Amount of this Debenture plus (x) Default Interest, plus (y) five percent (5%) of the total Principal Amount then outstanding (the then outstanding Principal Amount of this Debenture to the date of payment plus the amounts referred to in clauses (x) and (y) shall collectively be known as the “Default Sum”) and all other amounts payable hereunder shall immediately become due and payable, all without demand, presentment or notice, all of which hereby are expressly waived, together with all costs, including, without limitation, legal fees and expenses, of collection, and the Holder shall be entitled to exercise all other rights and remedies available at law or in equity.
ARTICLE IV.   MISCELLANEOUS
4.1 Failure or Indulgence Not Waiver. No failure or delay on the part of the Holder in the exercise of any power, right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other right, power or privileges. All rights and remedies existing hereunder are cumulative to, and not exclusive of, any rights or remedies otherwise available.

4.2     Notices. All notices, demands, requests, consents, approvals, and other communications required or permitted hereunder shall be in writing and, unless otherwise specified herein, shall be (i) personally served, (ii) deposited in the mail, registered or certified, return receipt requested, postage prepaid, (iii) delivered by reputable air courier service with charges prepaid, or (iv) transmitted by hand delivery, telegram, or facsimile, addressed as set forth below or to such other address as such party shall have specified most recently by written notice. Any notice or other communication required or permitted to be given hereunder shall be deemed effective (a) when delivered if delivered by hand delivery during a normal business day (or if not on a business day then the next business day), (b) one business day after delivery by facsimile, with accurate confirmation generated by the transmitting facsimile machine, at the address or number designated below or (c) on the second business day following the date of mailing by express courier service, fully prepaid, addressed to such address, or upon actual receipt of such mailing, whichever shall first occur. The addresses for such communications shall be:
If to the Borrower, to:
Bespoke Extracts, Inc.
290 Lenox Avenue
New York, NY 10027

Attention: Barry Tenzer, President and Chief Executive Officer
Facsimile:

If to the Holder:
McGlothlin Holdings Ltd.
[INSERT ADDRESS]
Attention: Stan McGlothlin
Facsimile:

4.3     Amendments. This Debenture and any provision hereof may only be amended by an instrument in writing signed by the Borrower and the Holder. The term “Debenture” and all reference thereto, as used throughout this instrument, shall mean this instrument as originally executed, or if later amended or supplemented, then as so amended or supplemented.
4.4     Assignability. This Debenture shall be binding upon the Borrower and its successors and assigns, and shall inure to be the benefit of the Holder and its successors and assigns. Each transferee of this Debenture must be an “accredited investor” (as defined in Rule 501(a) of the Securities Act of 1933, as amended). Holder may transfer this Debenture provided that the transferee agrees in writing with Borrower to be bound by the provisions of this Debenture, and that such transfer complies with any applicable federal and state securities laws.
4.5     Cost of Collection. If default is made in the payment of this Debenture, the Borrower shall pay the Holder hereof costs of collection, including reasonable attorneys’ fees.
4.6     Governing Law. This Debenture shall be governed by and construed in accordance with the laws of the State of New York without regard to principles of conflicts of laws. Any action brought by either party against the other concerning the transactions contemplated by this Debenture shall be brought only in the state courts of New York or in the federal courts located in the state and county of New York. The Borrower hereby irrevocably waives any objection to jurisdiction and venue of any action instituted hereunder and shall not assert any defense based on lack of jurisdiction or venue or based upon forum non conveniens. The Borrower waives trial by jury. The prevailing party shall be entitled to recover from the other party its reasonable attorney’s fees and costs. In the event that any provision of this Debenture or any other agreement delivered in connection herewith is invalid or unenforceable under any applicable statute or rule of law, then such provision shall be deemed inoperative to the extent that it may conflict therewith and shall be deemed modified to conform with such statute or rule of law. Any such provision which may prove invalid or unenforceable under any law shall not affect the validity or enforceability of any other provision of any agreement. The Borrower hereby irrevocably waives personal service of process and consents to process being served in any suit, action or proceeding in connection with this Debenture or any other Transaction Document by mailing a copy thereof via registered or certified mail or overnight delivery (with evidence of delivery) to such party at the address in effect for notices to it under this Debenture and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any other manner permitted by law.

4.7     Remedies. The Borrower acknowledges that a breach by it of its obligations hereunder will cause irreparable harm to the Holder, by vitiating the intent and purpose of the transaction contemplated hereby. Accordingly, the Borrower acknowledges that the remedy at law for a breach of its obligations under this Debenture will be inadequate and agrees, in the event of a breach or threatened breach by the Borrower of the provisions of this Debenture, that the Holder shall be entitled, in addition to all other available remedies at law or in equity, and in addition to the penalties assessable herein, to an injunction or injunctions restraining, preventing or curing any breach of this Debenture and to enforce specifically the terms and provisions thereof, without the necessity of showing economic loss and without any bond or other security being required.
4.8     Severability. If any provision of this Debenture is invalid, illegal or unenforceable, the balance of this Debenture shall remain in effect, and if any provision is inapplicable to any person or circumstance, it shall nevertheless remain applicable to all other persons and circumstances. If it shall be found that any interest or other amount deemed interest due hereunder shall violate applicable laws governing usury, the applicable rate of interest due hereunder shall automatically be lowered to equal the maximum permitted rate of interest. The Borrower covenants (to the extent that it may lawfully do so) that it shall not at any time insist upon, plead, or in any manner whatsoever claim or take the benefit or advantage of, any stay, extension or usury law or other law which would prohibit or forgive the Borrower from paying all or any portion of the principal of or interest on this Debenture as contemplated herein, wherever enacted, now or at any time hereafter in force, or which may affect the covenants or the performance of this indenture, and the Borrower (to the extent it may lawfully do so) hereby expressly waives all benefits or advantage of any such law, and covenants that it will not, by resort to any such law, hinder, delay or impeded the execution of any power herein granted to the Holder, but will suffer and permit the execution of every such as though no such law has been enacted.

(Signature Page Follows)

IN WITNESS WHEREOF, Borrower has caused this Debenture to be signed in its name by its duly authorized officer this ____ day of April, 2017.
BESPOKE EXTRACTS, INC.

By:  ______________________________
Barry Tenzer
Chief Executive Officer